ASSET PURCHASE AGREEMENT

                                  Dated as of April 30, 1999

                                         By and Among

                                 HITACHI METALS AMERICA, LTD.,
                                   WARD MANUFACTURING, INC.,
                                    GUNITE CORPORATION AND
                                   GUNITE ACQUISITION CORP.

                                      For the Purchase of
                              Substantially All of the Assets of
                     THE EMI COMPANY DIVISION OF WARD MANUFACTURING, INC.





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                             ASSET PURCHASE AGREEMENT

               This ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated as of this 30th day of April, 1999 is made and entered into by and among GUNITE CORPORATION, a Delaware corporation ("GUNITE"), GUNITE ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Gunite ("GUNITE ACQUISITION"), HITACHI METALS AMERICA, LTD., a New York corporation ("HITACHI"), and WARD MANUFACTURING, INC., a Pennsylvania corporation and wholly-owned subsidiary of Hitachi ("WARD"). Gunite and Gunite Acquisition are referred to collectively as the "BUYER". Hitachi and Ward are referred to collectively as the "SELLERS".

               WHEREAS, Ward is engaged primarily, through its EMI Company Division (the "EMI DIVISION"), in the operation of a job shop iron foundry and the manufacturing of wheel-end component parts for the heavy-duty truck and trailer industry in Erie, Pennsylvania (the "BUSINESS"); and

               WHEREAS, the Sellers desire to sell and the Buyer desires to purchase substantially all of the assets used by the EMI Division in the Business, subject to the Buyer's assumption of certain liabilities, upon the terms and subject to the conditions of this Agreement.

               NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants
contained in this Agreement, the parties hereto agree as follows:


                              I. PURCHASE OF ACQUIRED ASSETS AND
                                  ASSUMPTION OF LIABILITIES

        1.1 THE TRANSACTION. Upon the terms and subject to the conditions of this Agreement, Ward agrees to sell, assign, transfer, convey and deliver to Gunite Acquisition, and Gunite Acquisition agrees to purchase, at the Closing (as defined in Section 2.1), all of Ward's right, title and interest in the Acquired Assets (as defined in Section 1.2), free and clear of all liens, claims, charges or encumbrances other than Permitted Encumbrances (as defined in Section 3.10(a)) and those encumbrances permitted by Section 3.9(a), and Gunite Acquisition agrees to assume the Assumed Liabilities (as defined in Section 1.4).

        1.2 ACQUIRED ASSETS. The term "ACQUIRED ASSETS" means all of the assets, properties, goodwill and rights owned by Ward and used solely in the operation of the Business, of whatever kind and nature, real, personal or mixed, tangible or intangible, other than Excluded Assets (as defined in Section 1.3), including, but not limited to, the following:

               (a) all machinery, equipment (except as set forth in Section 1.3(c)), furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person) relating to the Business;



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               (b) all  rights  in, to and under all  leases of items  described under Section 1.2(a), including those listed on SCHEDULE 3.11;

               (c) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies, including inventories held at any location controlled by Ward and inventories previously purchased and in transit to Ward at such locations, in each case related to the Business;

               (d) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit) in connection with the Business;

               (e) all intellectual property rights relating to the Business, except as set forth in Section 1.5(j);

               (f) all right, title and interest of Ward in, to and under the sales agreements with Palmar, Inc. and Manac, Inc. from the Closing Date (as defined in Section 2.1) until December 31, 1999 or March 31, 2000, as the case may be;

               (g) all right, title and interest of Ward in, to and under all contracts, leases, purchase orders, customer orders, work orders, warranties and undertakings relating to the Business (whether oral or written) to which Ward is a party or by which Ward is bound, including those listed on SCHEDULE 1.2(G) (the "ASSUMED CONTRACTS");

               (h) all credits, prepaid expenses (except as set forth in Section 1.3(i) and (j)), deferred charges (except for deferred financing costs, less accumulated amortization), advance payments, security deposits and prepaid items relating to the Business;

               (i) all notes and accounts receivable held by Ward and all notes, bonds and other evidences of indebtedness of and, except for all intercompany receivables from Hitachi, rights to receive payments from any person held by Ward, including the benefits of and proceeds from all insurance policies (except as set forth in Section 1.3(g)), in each case related to the Business;

               (j) shipping records, operating data and records, sale and purchase correspondence, and files relating to the Business (copies of which the Buyer shall provide to the Sellers), but excluding (1) corporate, financial and accounting books and records of the Sellers relating to the Business (copies of which the Sellers shall provide to the Buyer) and (2) all tax returns, reports and estimates of the Sellers and all workpapers and other materials used in preparation of such tax returns, reports and estimates (in each case, whether or not related to the Business and whether or not originals or copies) (the "TAX MATERIALS");

               (k) to the extent legally assignable without consent or payment, all right, title and interest of Ward in, to and under all franchises, licenses, permits, orders, certificates, approvals and



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other  governmental  authorizations  which  are  necessary  to own or lease  and operate the Acquired Assets and to conduct the Business as it has been conducted by Ward, including all applications therefor;

               (l) all interests in real property of Ward listed on SCHEDULE 3.10, together with all buildings, improvements, fixtures and all appurtenances thereto;

               (m) all of the Benefit Plans (as defined in Section 3.19), except those listed on SCHEDULE 1.3(D);

               (n) all funds held in trust pursuant to the Benefit Plans for the purpose of providing retirement benefits, welfare benefits or other employee benefits for employees of the Business;

               (o) all computer hardware, software and programs, together with all users' manuals, training manuals, sales literature, and other system and operations documentation relating to such computer programs relating to the Business;

               (p)    all customer lists and supplier lists for the Business;

               (q) all guaranties, warranties, indemnities and similar rights in favor of the Sellers with respect to any Acquired Asset;

               (r) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Ward with respect to the Business, except as set forth in Sections 1.3(f) and 1.3(g); and

               (s) the rights to the names EMI, Erie Wheels and EMI Company and any other names used in connection with the Business.

        1.3    EXCLUDED ASSETS.  The term "EXCLUDED ASSETS" means:

               (a)    all cash and cash equivalents as of the Closing Date;

               (b)    all intercompany receivables from Hitachi;

               (c) the equipment held for sale or transfer to an affiliate of Ward listed on SCHEDULE 1.3(C);

               (d) those Ward Benefit Plans listed on SCHEDULE 1.3(D);

               (e) deferred financing costs, less accumulated amortization;




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               (f) the rights of Ward to receive any proceeds resulting from the resolution of any of the pending litigation or claims relating to the Business listed on SCHEDULE 1.3(F) and all rights to causes of action, lawsuits, judgments, claims and demands of any nature relating to such pending litigation or claims;

               (g) the rights of Ward to receive any proceeds resulting from the resolution of any of the pending insurance claims relating to the Business listed on SCHEDULE 1.3(G);

               (h) the rights of the Sellers in respect of any federal, state or local tax refunds, credits or other assets of any nature in respect of any Taxes (as defined in Section 3.12), whether or not relating to the Business, attributable to periods ending on or prior to the Closing Date;

               (i)    all prepaid shutdown costs;

               (j) a prepaid insurance premium listed on SCHEDULE 1.3(J);

               (k) the rights of Ward to certain job work from Mitsubishi consisting of the front and rear knuckle and damper fork parts described on
SCHEDULE 1.3(K);

               (l) corporate, financial and accounting books and records of the Sellers relating to the Business (copies of which the Sellers shall provide to the Buyer), but only copies of (1) shipping records, operating data and records, sale and purchase correspondence, and files relating to the Business and (2) the Tax Materials;

               (m) any rights to tax refunds with respect to the real property listed on SCHEDULE 3.10 for the period before the Closing Date, and upon receipt the Buyer agrees to promptly pay (or, when appropriate, forward) to Ward any such refunds; and

               (n) any rights of the Sellers under Section 8.2(f).

        1.4 ASSUMPTION OF LIABILITIES. Except as set forth in Section 1.5, upon the terms and subject to the conditions of this Agreement, the Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Acquired Assets existing at or arising on or after the Closing Date (collectively, the "ASSUMED LIABILITIES"):

               (a) any and all liabilities, obligations and commitments relating exclusively to the Business or the Acquired Assets that are (i) reflected on the Closing Balance Sheet (as defined in Section 1.8(a)) and (ii) incurred as of the Closing in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement, including, without limitation, trade accounts payable,



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payroll  taxes,  accrued  liabilities  (other than  Excluded  Liabilities),  and operating lease liabilities for equipment such as telephone, office equipment, automobiles, fork lifts and similar equipment;

               (b) any and all liabilities, obligations and commitments arising out of the Assumed Contracts, but not including any obligation or liability for any breach thereof occurring prior to the Closing Date;

               (c) any and all liabilities, obligations and commitments arising out of Ward's sales agreements with Palmar, Inc. and Manac, Inc. from the Closing Date until December 31, 1999 or March 31, 2000, as the case may be;

               (d) Transfer Taxes (as defined in Section 5.7(a)) and property taxes that are the responsibility of the Buyer under Section 5.7(b);

               (e) fees and expenses incurred by the Buyer in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, including the fees, expenses, disbursements and expenses for the Buyer's attorneys, accountants, investment bankers and consultants;

               (f) liabilities relating to or arising with respect to any of the Acquired Assets; and

               (g) liabilities arising under Section 5.9(b).

        1.5 EXCLUDED LIABILITIES. Notwithstanding the provisions of Section 1.4 or any other provision hereof or any Schedule or Exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments of the Sellers relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing other than the Assumed Liabilities (the "EXCLUDED LIABILITIES"), including, without limitation:

               (a)  liabilities   resulting  from  outstanding  checks  of  Ward
presented for payment on or after the Closing Date;

               (b) liabilities related to any and all workers' compensation and disability claims resulting from any injury incurred on or prior to the Closing Date;

               (c) liabilities for any medical treatment or service occurring on or prior to the Closing Date;

               (d) liabilities related to any and all obligations under loans and capital leases of Ward relating to the Business and all related contingent and accrued interest, fees and expenses, including those listed on SCHEDULE 1.5(D);



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               (e) liabilities  with respect to all pending or, based on written notice,  threatened  litigation  and claims  relating to the Business  listed on
SCHEDULE 3.14;

               (f) liabilities with respect to all product liability, product recalls, warranty claims, defective material claims and merchandise returns with respect to products sold and delivered by Ward on or prior to the Closing Date;

               (g)    liabilities for intercompany accounts payable to Hitachi;

               (h) liabilities for Taxes relating to or arising out of the Business accruing with respect to any time period occurring at or prior to Closing, except for (i) property taxes that are the responsibility of the Buyer under Section 5.7(b), (ii) Transfer Taxes, which the Buyer will pay, and (iii) any other Taxes to the extent specifically accrued for on the Closing Balance Sheet;

               (i) liabilities, obligations and commitments of Ward arising out of certain job work for Mitsubishi consisting of the front and rear knuckle and damper fork parts described on SCHEDULE 1.3(K);

               (j) liabilities with respect to all pending or, based on written notice, threatened litigation and claims relating to any infringement by Ward of any patent, copyright, trademark, trade name, know how, trade secret or other proprietary right of any other person in connection with the conduct of the Business listed on SCHEDULE 3.15(B) for products shipped prior to the Closing Date;

               (k) fees and expenses incurred by the Sellers in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, including the fees, expenses, disbursements and expenses for the Sellers' attorneys, accountants, investment bankers and consultants;

               (l) liabilities relating to or arising with respect to any of the Excluded Assets; and

               (m) liabilities relating to or arising with respect to the Environmental Claims listed on SCHEDULE 3.17(A) and SCHEDULE 3.17(F).

        1.6 PURCHASE PRICE. The purchase price for the Acquired Assets shall be an amount equal to the sum of (i) Fourteen Million Dollars ($14,000,000) for plant property, equipment and construction in progress, (ii) the "stipulated loss value" as of the Closing for two electric melt furnaces which are currently leased by Ward from Fujilease Corporation (which in no event shall exceed Two Million Five Hundred Thousand Dollars ($2,500,000)), and (iii) Two Million Two Hundred Thirty-Seven Thousand Dollars ($2,237,000) for the adjusted working capital of EMI Company (the predecessor of Ward) as of January 31, 1999 (the "INITIAL PURCHASE PRICE"), plus or minus the Working Capital Adjustment (as described in Section 1.8(a)(i)) (the "PURCHASE PRICE").




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        1.7    PAYMENT OF PURCHASE PRICE.

               (a) At the Closing, the Buyer shall pay to Ward an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to such account as Sellers shall designate.

               (b) After the Closing, the Buyer or Ward, as appropriate, shall make the payment, if any, required by Section 1.8.

               1.8 POST-CLOSING ADJUSTMENT. A post-closing adjustment to the Initial Purchase Price shall be made as follows.

               (a) Within sixty (60) days after the Closing Date, the Buyer and the Sellers, together with their respective accountants, shall prepare (i) an unaudited balance sheet of the Business as of the Closing Date reflecting the total Acquired Assets and Assumed Liabilities of the Business and excluding the Excluded Assets and the Excluded Liabilities (the "CLOSING BALANCE SHEET") and
(ii) the Working Capital Adjustment (as hereinafter defined). The Buyer shall undertake reasonable efforts to cause the EMI Division monthly reporting package for the current month through the Closing Date to be delivered to Hitachi promptly after the Closing. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles (subject to normal year-end adjustments consistent with prior periods) on a basis consistent with the balance sheet of the Business as of March 31, 1999 (the "BALANCE SHEET"). The Working Capital Adjustment shall become final for all purposes of this Agreement unless the Buyer and the Sellers are unable to agree on the Working Capital Adjustment, in which case the Buyer and the Sellers agree that a mutually acceptable independent accounting firm of nationally recognized standing (the "INDEPENDENT ACCOUNTANT") shall make the final determination of the Working Capital Adjustment. The determination by the Independent Accountant of the Working Capital Adjustment shall be binding on the Buyer and the Sellers. The date on which the Working Capital Adjustment is finally determined pursuant to this Section 1.8(a) shall hereinafter be referred to as the "WORKING CAPITAL SETTLEMENT DATE". The Buyer and the Sellers shall each bear the costs of their and their respective accountants' preparation of the Closing Balance Sheet, and each of such parties shall pay 50% of the Independent Accountant's fees and expenses in connection with this Section 1.8.

                      (i) "WORKING CAPITAL ADJUSTMENT" shall mean the result (which may be positive or negative) obtained by subtracting Two Million Two Hundred Thirty-Seven Thousand Dollars ($2,237,000) from the Closing Date Working Capital (as hereinafter defined).

                      (ii)  "CLOSING  DATE WORKING  CAPITAL"  shall mean (1) the amount of the current assets of the Business as of the Closing Date (consisting of trade accounts receivable (other than accounts receivables from Hitachi), inventories, prepaid expenses, marketable securities and prepaid pension obligations) less (2) the amount of the current liabilities of the Business as of the Closing Date (consisting of accounts payable and accrued liabilities (other than workers' compensation liabilities and accrued interest obligations, but including post-retirement life insurance



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        and long-term  pension  liabilities))  derived,  in each case,  from the
        Closing Balance Sheet. In no event shall the current assets of the Business as of the Closing Date or the current liabilities of the Business as of the Closing Date include any Excluded Asset or Excluded Liability, respectively. The Sellers and the Buyer agree that the Closing Date Working Capital shall be prepared on a basis consistent with the adjusted working capital of EMI Company as of January 31, 1999,
        which  was  Two  Million  Two  Hundred  Thirty-Seven   Thousand  Dollars
        ($2,237,000) as shown on Schedule 1.8.

               (b) If the Working Capital Adjustment is positive, the Buyer shall, within three (3) business days of the Working Capital Settlement Date, pay to Ward by wire transfer of immediately available funds the absolute amount of the Working Capital Adjustment. If the Working Capital Adjustment is negative, Ward shall, within three (3) business days of the Working Capital Settlement Date, pay to the Buyer by wire transfer of immediately available funds the absolute amount of the Working Capital Adjustment.

        1.9 ALLOCATION. The Buyer and the Sellers shall mutually agree upon the allocation of the Purchase Price and Assumed Liabilities to the Acquired Assets no later than ninety (90) days after the Working Capital Settlement Date (the "ALLOCATION"). The Buyer and the Sellers acknowledge that the Allocation shall be determined pursuant to arm's length bargaining between the parties regarding the fair market values of the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). The parties shall report the sale and purchase of the Acquired Assets on all tax returns and tax forms (including, without limitation, Form 8594 of the Internal Revenue Service) in a manner consistent with such Allocation and shall not, in connection with the filing of such returns or forms, make any Allocation of the Purchase Price and Assumed Liabilities which is inconsistent with the Allocation. The parties agree to consult with one another with respect to any tax audit, controversy or litigation relating to the Allocation. If the Buyer and the Sellers cannot agree on an Allocation, then the Allocation shall be referred to the Independent Accountant which shall be directed to resolve the Allocation within thirty (30) days thereafter, and whose decision shall be final and binding on both parties. The Buyer, on the one hand, and the Sellers, on the other hand, shall each be responsible for one-half of the fees and expenses of the Independent Accountant in connection with such determination.


                                         II.  CLOSING

        2.1 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") is anticipated to occur on or about May 17, 1999 or such earlier or later date as the parties may mutually agree (the "CLOSING DATE") at such place as the parties shall mutually agree.

        2.2    DELIVERIES AT THE CLOSING.  At the Closing:




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               (a) Ward  shall  deliver  to the  Buyer an  Assignment  Agreement relating to the Acquired Assets in a form reasonably acceptable to the parties, Ward or Hitachi, as the case may be, shall deliver to the Buyer the various agreements, opinions, certificates and other documents and instruments referred to in Section 6.2, and the Sellers shall deliver to the Buyer such other documents as the Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

               (b) The Buyer shall deliver to the Sellers (i) an Assumption Agreement relating to the Assumed Liabilities in a form reasonably acceptable to the parties, (ii) the various other agreements, opinions, certificates and other documents and instruments referred to in Section 6.1, and (iii) such other documents as the Sellers or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

        2.3 THIRD-PARTY CONSENTS. To the extent that Ward's rights under any agreement, contract, commitment, lease, permits or other asset to be assigned to the Buyer under this Agreement may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Ward shall use all reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights under the asset in question so that the Buyer would not in effect acquire the benefit of all such rights, Ward, to the maximum extent permitted by law and the asset, shall act after the Closing as the Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer. Nothing in this Section 2.3 shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all of the Acquired Assets nor shall this Section 2.3 be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.2.


                     III.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Ward represents and warrants to the Buyer as follows:

        3.1 ORGANIZATION. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania (in the case of Ward) and the State of New York (in the case of Hitachi) and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Seller has delivered to the Buyer complete and correct copies of such Seller's Certificate of Incorporation and By-Laws, in each case, as amended and in effect on the date hereof. Neither Seller is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.




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        3.2  QUALIFICATIONS.  Ward is duly  licensed or qualified to do business relating to the Business and is in good standing in the Commonwealth of Pennsylvania.

        3.3 AUTHORITY AND ENFORCEABILITY. Each Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered by each Seller pursuant to the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered on behalf of each Seller and is a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights.

        3.4 THIRD-PARTY CONSENTS. Except for the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and except as set forth on
SCHEDULE 3.4, no consent, authorization or approval of, and no filing with, any third parties to any material contract to which it is a party or by which it may be bound or any governmental authority is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

        3.5 NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 3.5, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with the Certificate of Incorporation or By-Laws of either Seller, (ii) will result in a breach of or default by either Seller under any provision of any material contract or agreement of any kind to which such Seller is a party or by which such Seller is bound or to which any property or asset of such Seller is subject, (iii) is prohibited by, or requires either Seller to obtain or make any consent, authorization, approval, registration or filing under, any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, or (iv) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any of the properties, assets, agreements or contracts of the Business.

        3.6    FINANCIAL STATEMENTS.

               (a) Ward has delivered to the Buyer copies of the unaudited balance sheets of EMI Company as of March 31, 1998 and 1999 and related statements of income for the fiscal years ended on those dates, as routinely prepared based on unaudited monthly statements as prepared by EMI Company for review by Hitachi's auditors in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding years (subject to normal year-end adjustments consistent with prior periods).

               (b) The Sellers have prepared the financial budget for April 1, 1999 through March 31, 2000 described on SCHEDULE 3.6 in a manner consistent with that of the preceding financial budgets.

               (c) Inventories reflected on the balance sheets represent only good and serviceable items priced at the lower of cost (first in, first out method) or market values with adequate provision for obsolescence, shrinkage, excess quantities, defective materials and deterioration. Except for the reserve for obsolete inventory set forth on the Balance Sheet and the Closing Balance Sheet, all inventory has been acquired or produced in the ordinary course of business and consists of good and serviceable items.

               (d) Accounts receivable are reflected on the balance sheets with provision for an adequate reserve for uncollectible amounts, based on known facts and past collection patterns.

        3.7 NO UNDISCLOSED LIABILITIES, ETC. As of the date of this Agreement, the Business has no material liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than those which affect generally the industry in which the Business operates, except liabilities, obligations or contingencies (i) which are accrued or reserved against on the Balance Sheet, (ii) which were incurred after the date of such Balance Sheet in the ordinary course of business and consistent with past practice which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (for purposes of this Agreement, a "MATERIAL ADVERSE EFFECT" is defined as any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Business, which shall include any consequence of any event, occurrence, fact, condition, change or effect that exceeds $100,000), or (iii) which arise under this Agreement or the transactions contemplated hereby or are described on
SCHEDULE 3.7 or are otherwise expressly disclosed in this Agreement or any Schedule or Exhibit hereto.

        3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.8, since January 31, 1999, Ward has conducted the Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Business or the Acquired Assets:

               (a)    suffered any Material Adverse Effect;

               (b) entered into, amended or terminated any Material Contract;

               (c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due (except obligations or liabilities incurred in connection with the ordinary course of business consistent with prior practice), which, in any case or in the aggregate, could have a Material Adverse Effect;

               (d) discharged or satisfied any material lien other than those then required to be discharged or satisfied, or paid any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

               (e) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets (other than Permitted Encumbrances and those encumbrances permitted by Section 3.9(a));

               (f) sold, transferred, leased to others or otherwise disposed of any of the Acquired Assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

               (g) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;

               (h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any intellectual property, or modified any existing rights with respect thereto;

               (i) granted any increase in the compensation (including bonus payments) of any officer or employee other than in the ordinary course of business consistent with past practice;

               (j) encountered any labor union organizing activity, had any actual or, to the knowledge of Ward, threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in its relations with its employees, agents, customers or suppliers;

               (k) lost any major customer or major supplier or had any material order canceled or knows of any threatened cancellation of any material order;

               (l) made any material change in its practices with respect to collection of receivables, payment of accounts payable or purchase and sale of inventory;

               (m) made any capital expenditures or capital additions or improvements in excess of an aggregate of $100,000, except as set forth on the Balance Sheet ;

               (n) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Acquired Assets other than in the ordinary course of business consistent with past practices, but not in any case involving amounts in excess of $50,000;

               (o) paid or agreed to pay any brokerage or finder's fee in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

               (p) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

        3.9    ACQUIRED ASSETS.

               (a) Ward has good and marketable title to all of its properties and assets (other than real property), including, without limitation, all those used solely in the Business and those reflected on the balance sheets of the Business referred to in Section 3.6 (except as sold or otherwise disposed of in the ordinary course of business), subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except (i) the lien of current taxes not yet due and payable, (ii) imperfections of title and encumbrances, if any, which do not materially detract from the value of the property subject thereto and do not materially impair the use of the property subject thereto or materially impair the operations of the Business as presently conducted and
(iii) as set forth on SCHEDULE 3.9.

               (b) The Acquired Assets, taken as a whole, constitute substantially all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, employees not hired by the Buyer, and the Excluded Assets). Except for the Excluded Assets, there are no material assets or properties used in the operation of the Business and owned by any person other than Ward that will not be leased or licensed to the Buyer under valid, current leases or license arrangements. The Acquired Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use (or, in the case of Acquired Assets not currently in use, for the purposes for which they were being used immediately prior to the discontinuance of their use), and are in normal operating condition (subject to normal wear and tear), as is, where is. Ward has not received any notice of a violation (which is not cured) of any applicable material regulation or building, zoning or other law with respect to any of the Acquired Assets.

        3.10   REAL PROPERTY.

               (a) SCHEDULE 3.10 sets forth all real estate owned by Ward that is used or held for use in connection with the Business (the "OWNED REAL PROPERTY"). Ward has good, valid and marketable fee simple title to the Owned Real Property, subject only to (i) all applicable zoning and building laws, restrictions, regulations and ordinances, (ii) easements and rights of public utilities, (iii) the state of facts shown on any surveys of the Owned Real Property, (iv) the lien of current taxes not yet due and payable, (v) any easements, restrictions, covenants and other encumbrances not specifically set forth in this Section 3.10(a) which do not materially impair the use of the property subject thereto or materially impair the operations of the Business as presently conducted and (vi) as set forth on
SCHEDULE 3.10 (collectively, the "PERMITTED ENCUMBRANCES"). There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

               (b) Except as set forth on SCHEDULE 3.10 and except for Permitted Encumbrances, there is no easement, right-of-way agreement, license, sublease, occupancy agreement, or like instrument with respect to any Owned Real Property.

               (c) The Owned Real Property constitutes all of the interests in real property held for use solely in connection with, necessary for the conduct of, or otherwise material to the Business as presently conducted.

        3.11 LEASED PERSONAL PROPERTY. SCHEDULE 3.11 sets forth a correct and complete list of all leases and other agreements under which Ward leases, holds or operates any tools, furniture, machinery, equipment, vehicles or other personal property owned by any other person for use in the Business, the absence of which would have a Material Adverse Effect. Ward has delivered to the Buyer complete and correct copies of all such leases and agreements. Each such lease is legal, valid, binding, enforceable, and in full force and effect against Ward, except as may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights. Ward is not in default, violation or breach in any respect under any such lease and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any such lease.

        3.12 TAX MATTERS. The term "TAXES" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any governmental authority, domestic or foreign, other than Transfer Taxes, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.12, Ward shall be deemed to include any predecessor of Ward or any person or entity from which Ward incurs a liability for Taxes as a result of joint and several liability, transferee liability, or otherwise.

               Except as set forth on SCHEDULE 3.12:

               (a) There are no existing liens for Taxes upon, pending against or, to the best knowledge of Ward, threatened against the Business or any of the Acquired Assets.

               (b) Ward has, with respect to the Business, (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in material compliance with the withholding tax provisions of the Code or any prior provision of the Code and other applicable laws.

               (c) No portion of the cost of any of the Acquired Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

               (d) Ward is not a  foreign  person  within  the  meaning  of Code
Section 1445.

        3.13 CONTRACTS. Except as set forth on SCHEDULE 3.13 (the "MATERIAL CONTRACTS"):

               (a) Ward does not have any contracts, commitments, arrangements or understandings that relate to the Business which may involve the expenditure or receipt by the EMI Division of more than $100,000 for any individual contract, commitment, arrangement or understanding or which was not entered into in the ordinary course of business. Except as contemplated by this Agreement and except as such rights may be assigned to the Buyer pursuant to the terms and conditions of this Agreement, the legal enforceability after the Closing of the rights of Ward under any of its contracts that relate to the Business will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

               (b) Ward has no sales or purchase commitments that relate to the Business which are in excess of the normal, ordinary and usual capacity or requirements of its business or which are not terminable on thirty (30) days' notice and without liability, penalty or premium; and

               (c) Ward is not a party to or bound by (i) any outstanding contract with officers or employees of the Business that is not cancelable by Ward on notice of not longer than thirty (30) days and without liability, penalty or premium, or (ii) any agreements that relate to the Business that contain any severance or termination pay, liabilities or obligations.

               Except as set forth on SCHEDULE 3.13, Ward is not a party with any governmental authority to any material contract that relates to the Business. Each Material Contract to which Ward is a party is in full force and effect and is valid and enforceable against Ward in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto. Ward is not in default in the observance or the performance of any material term or obligation to be performed by it under any Material Contract to which it is a party. To the best of Ward's knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract. Ward has delivered to the Buyer true and complete copies of all Material Contracts.

        3.14   LITIGATION OR PROCEEDINGS.

               (a) Except as set forth on SCHEDULE 3.14 and SCHEDULE 3.15(B), there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Ward's knowledge, threatened in any manner against Ward or the EMI Division regarding the Business, nor has there been any such action, suit, proceeding or investigation pending against Ward or the EMI Division during the two-year period prior to the Closing Date. There are presently no outstanding judgments, decrees or orders of any court or any governmental body or authority against or affecting the Business or the Acquired Assets.

               (b) Except as set forth on SCHEDULE 3.14, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Ward's knowledge, threatened in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Ward or any of the properties or assets of the Business that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Ward under this Agreement.

        3.15   INTELLECTUAL PROPERTY.

               (a) Except as set forth on SCHEDULE 3.15(A), Ward does not own any patent, copyright, registered trademark or trade name, nor has any license to use any patent, copyright, trademark or trade name been issued to it, nor does Ward use any patent, copyright, registered trademark or trade name in connection with the conduct of the Business. Ward either owns or licenses each of the patents, copyrights, registered trademarks and trade names listed on
SCHEDULE 3.15(A), and Ward has the exclusive right to use all such patents, copyrights, registered trademarks and trade names in the Business.

               (b) Immediately after the Closing, the Buyer will own or license each of the patents, copyrights, registered trademarks and trade names listed on
SCHEDULE 3.15(A) free and clear of all liens, claims, charges or encumbrances, and on the same terms and conditions as in effect prior to the Closing.

               (c) Except as set forth on SCHEDULE 3.15(B), Ward does not know of any claim, or any basis of any claim, that it has infringed any patent, copyright, trademark, trade name, knowhow, trade secret or other proprietary right of any other person in connection with the conduct of the Business.

        3.16 COMPLIANCE WITH LAWS. Ward has not received any notice that the Business is not in compliance (which non-compliance has not been cured) in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees of any governmental authority having jurisdiction over the Business.

        3.17   ENVIRONMENTAL MATTERS.

               (a) Except as set forth on SCHEDULE 3.17(A), the Business has complied in all material respects with and is presently complying in all material respects with all Environmental Laws.

               (b) SCHEDULE 3.17(B) sets forth all permits, licenses, approvals and authorizations required, as of the Closing Date, under Environmental Laws for the operation of the Business (collectively, the "ENVIRONMENTAL PERMITS"), and all such Environmental Permits are in full force and effect.

               (c) (i) The Business has all Environmental Permits required under all Environmental Laws for the Business, (ii) the Business is in compliance with all material terms and conditions of the Environmental Permits, and (iii) there is no pending or, to the knowledge of Ward, threatened action by any governmental authority or other person to revoke, suspend, rescind, modify or initiate any legal proceeding related to any such Environmental Permits.

               (d) All Environmental Permits are in the possession of Ward and will be transferred to the Buyer as of the Closing Date, in accordance with all such Environmental Permits and Environmental Laws.

               (e) Except as set forth on SCHEDULE 3.17(E), no person has alleged any violation by Ward of any Environmental Permits or any applicable Environmental Laws relating to the conduct of the Business or the use, ownership or transfer of the Owned or Leased Real Property or other property, and Ward is unaware of any such violations.

               (f) Except as set forth on SCHEDULE 3.17(F), there has been and currently is no Release or threatened Release of any Hazardous Substance (as such terms are hereinafter defined) at or into the environment from, on, in, under, to or at any of the properties where the Business has been or is conducted (the "PROPERTIES"), or any other properties where Hazardous Substances were transported or Released by the Business (the "OFF-SITE PROPERTIES"), including, without limitation, Releases from underground storage tanks.

               (g) Except as set forth on SCHEDULE 3.17(A) and SCHEDULE 3.17(F), the Properties are not subject to any pending or, to Ward's knowledge,
threatened  Environmental  Claim,  and,  to  Ward's  knowledge,   there  are  no
conditions or occurrences at the Properties which could form the basis for an Environmental Claim against Ward relating to the properties or the conduct of the Business.

               (h) Except as set forth on SCHEDULE 3.17(A) and SCHEDULE 3.17(F), to Ward's knowledge, no Hazardous Substance has been used, stored, manufactured, treated, processed or transported to or from the Properties except as necessary to the conduct of the Business and in compliance in all material respects with Environmental Laws.

               "ENVIRONMENTAL CLAIM" shall mean any investigation, claim, notice of violation, allegation, demand, suit, action, criminal or civil prosecution, injunction, proceeding, penalty, fine, restriction, lien, encumbrance, judgment, decree, order or agreement from, by or with any governmental authority or private party concerning any Environmental Laws or any Release of any Hazardous Substance into the environment or on the Properties or Off-site Properties.

               "ENVIRONMENTAL LAWS" shall mean any applicable federal, state or local statute, law, regulation, rule, standard, judgment, order, consent decree, Environmental Permits, or other legal requirement or common law, in force or effect as of the Closing Date, pertaining to (i) the protection of health, safety or the environment, (ii) the conservation, management, or use of natural resources or wildlife, (iii) the management, use, generation, transportation, shipment, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, Hazardous Substances, (iv) the regulation of storage tanks, or otherwise relating to pollution (including any release to air, land, surface water, and groundwater). Environmental Laws shall include, without limitation, any of the following statutes, or analogous state statutes, or any implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Clean Air Act, the Emergency Planning and Community Right to Know Act, and the Toxic Substances Control Act.

               "HAZARDOUS SUBSTANCE" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is (i) regulated, defined or designated as hazardous, extremely or imminently hazardous, dangerous, carcinogenic or toxic, pursuant to Environmental Laws; (ii) subject to investigation, monitoring, reporting or remediation or other obligation by any government authority (local, state, municipal, territorial or federal); (iii) asbestos, polychlorinated biphenyls and petroleum and petroleum products (including crude oil or any fraction thereof); (iv) waste, including, without limitation, solid waste; and (v) natural gas, synthetic gas and any mixtures thereof.

               "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment or onto the Properties or Off-site Properties (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant).

        3.18 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Ward has all licenses, franchises, permits and other governmental authorizations necessary to the conduct of the Business, the absence of which would have a Material Adverse Effect, and Ward is in substantial compliance with all such licenses, franchises, permits and other governmental authorizations. Such licenses, franchises, permits and other governmental authorizations are valid, and Ward has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.

        3.19   EMPLOYEE BENEFIT PLANS AND OTHER ARRANGEMENTS.

               (a) BENEFIT PLANS. Except as set forth on SCHEDULE 3.19, Ward does not sponsor, maintain, support, and is not otherwise a party to, or has any liability under, any plan, program, fund, arrangement or contractual undertaking, whether for the benefit of a single individual or for more than one individual, and whether or not funded, which is (i) an employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or (iii) any other incentive or compensatory arrangement (not including base pay or commissions) for employees, their dependents and/or their beneficiaries. Each plan, fund or arrangement described in the preceding sentence is a "BENEFIT PLAN," and each Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA is a "PENSION PLAN." Except as set forth on SCHEDULE 3.19, none of the Benefit Plans is maintained pursuant to the provisions of any collective bargaining agreement.

               (b) COMPLIANCE. Each Benefit Plan substantially complies with the applicable requirements of ERISA and the Code, and Ward has not violated ERISA in any material respect with respect to the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to participants or beneficiaries with respect to any Benefit Plan in a manner which would cause a Material Adverse Effect on Ward.

               (c) PROHIBITED TRANSACTIONS. Ward has not engaged in any transaction with respect to the assets of any Benefit Plan by reason of which Ward or any of its employees or directors is or could be subject to (i) the excise taxes imposed by Section 4975(a) of the Code or (ii) civil liability under Section 502(i) of ERISA.

               (d) CONTRIBUTIONS. Contributions to each Pension Plan (including all employer contributions and employee salary reduction contributions) which are due and required to be paid or which are accrued for all periods prior to the Closing Date have been timely paid to each Pension Plan or accrued on the Closing Balance Sheet.

               (e) TAX QUALIFICATION. Each Pension Plan which is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such letter which would cause the disqualification of any such plan.

               (f) FUNDING. The present value of all actuarial accrued liabilities under the Benefit Plans which are subject to Title IV of ERISA, as set forth in the latest actuarial valuation for such plans, does not exceed the actuarial value of assets of such plans by more than $760,000 in the aggregate.

               (g) DOCUMENTS. With respect to each Benefit Plan maintained in connection with the conduct of the Business, Ward has made available to the Buyer correct and complete copies of the plan document and summary plan descriptions, the most recent determination letters, the most recent Form 5500 annual report, and all related trust agreements, insurance contracts, and other funding arrangements which implement such plan.

               (h) ERISA TITLE IV CONSIDERATIONS. "ERISA AFFILIATE" means each entity which is treated as a single employer with Ward for purposes of Code
Section 414. With respect to each Benefit Plan that Ward or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes or has been required to contribute during the prior six years, (i) neither Ward nor any ERISA Affiliate has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability), (ii) there has been no "reportable event" (within the meaning of Section 4043 of ERISA) or any event requiring disclosure under Sections 4062(e), 4063(a) or 4041(c) of ERISA, and (iii) there has been no event or condition which presents a material risk of termination of such plan by the PBGC, which, with respect to clauses (i), (ii) and (iii) above, would cause a Material Adverse Effect.

               (i) MULTIEMPLOYER PLANS. Ward is not now, and has not in the past been, a party to a "multiemployer plan" within the meaning of Section 3(37) of ERISA. There are no circumstances pursuant to which Ward would be liable as a result of any ERISA Affiliate being a party to a multiemployer plan.

               (j) COBRA. Ward is in substantial compliance with the requirements of Code Section 4980(B) ("COBRA"), which requires the continuation of benefit coverage upon the happening of certain events. No Benefit Plan provides post-employment welfare benefits to any employee, former employee or dependent except as required by COBRA or except as otherwise set forth on
SCHEDULE 3.19.

               (k) SEVERANCE. No severance payments, bonus payments or any other
compensatory   payments  will  be  triggered  by  the  execution,   delivery  or
consummation of this Agreement.

               (l) CLAIMS LIABILITY. No action, suit, proceeding, hearing or, to the knowledge of Ward, investigation with respect to any Benefit Plan is pending.

        3.20 CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 3.20, no officer, director, employee or affiliate of Ward transacts any business, either directly or indirectly, with the Business nor owns or has any interest, directly or indirectly, in whole or in part, in any Acquired Asset.

        3.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Ward nor any director, officer, agent, employee or other person associated with or acting on behalf of Ward has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

        3.22 ACCOUNTING PRACTICES. Ward makes and keeps accurate books and records reflecting the assets and liabilities of the Business and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the assets and liabilities of the Business, (iii) access to the assets of the Business is permitted only in accordance with management's authorization and (iv) the reported accountability of the assets and liabilities of the Business is compared with existing assets and liabilities at reasonable intervals.

        3.23 INSURANCE. Ward currently maintains, and has at all times prior to the date of this Agreement maintained, liability, casualty, property loss and other insurance coverages upon the Acquired Assets and with respect to the operation of the Business in such amounts, of such kinds and with such carriers as are generally deemed appropriate and sufficient for companies of similar size to the Business and engaged in similar types of business and operations in similar locations as the Business. With respect to the Acquired Assets and the operation of the Business, in the two years prior to the date of this Agreement, Ward has not been refused any insurance nor has their coverage been limited by any insurance company to which they have applied for insurance or with which they have carried insurance.

        3.24 PRODUCT WARRANTIES. Except as set forth on SCHEDULE 3.24, (i) there is no unexpired, expressed product warranty with respect to any product manufactured or sold in connection with the Business; (ii) Ward has not received any notice of any claim based on any expressed product warranty; and (iii) Ward has not received any notice of any claim (actual or threatened) based on any product warranty relating to the Business.

        3.25 CERTAIN DISCLOSURES. SCHEDULE 3.25 contains a list of all non-expatriate officers and other executive employees of the Sellers employed in connection with the Business, including the title, duties and annual salary or rate of compensation for each such officer and executive employee.

        3.26 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Sellers directly with the Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

        3.27 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.27 contains a list of those entities that were the ten largest customers of the Business in terms of dollar amount of sales during the Business' fiscal year ended March 31, 1999 and during the period from March 31, 1999 through the date hereof, together with a statement for each such customer during each such period of the dollar amount of such sales. Since March 31, 1999, there has been no material adverse change in the relationship between Ward and each customer listed on SCHEDULE 3.27 or between Ward and any of the ten largest suppliers of the Business.

        3.28 YEAR 2000 ISSUES.  Except as set forth on SCHEDULE  3.28,  Ward has
(i) undertaken a review and assessment of all areas with the business and operations of the Business that could be adversely affected by the potential problem caused by computer applications being unable to properly perform date sensitive functions on or after January 1, 2000 due to an inability to distinguish the Year 2000 from the Year 1900 (the "YEAR 2000 ISSUE"), (ii) developed a plan and time line for addressing the Year 2000 Issue on a timely basis and (iii) to date, implemented such plan substantially in accordance with the timetable. Except as listed on SCHEDULE 3.28, Ward reasonably anticipates that all computer applications that are material to the Business and the performance of Ward's obligations hereunder will on a timely basis be able to perform properly date sensitive functions for all dates before and after January 1, 2000, except to the extent the Buyer is responsible for implementing the compliance plan after the Closing.


        3.29   EMPLOYMENT MATTERS.

               (a) SCHEDULE 3.29(A) lists the name and current base salary or wage rates and rates of other compensation for each non-expatriate person actively employed by the Business.

               (b) With respect to the employees of the Business, except as disclosed on SCHEDULE 3.29(B), (i) Ward is not a party to any collective bargaining agreement; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Ward, threatened against Ward; (iii) there is no labor strike, slowdown, work stoppage, or lockout in effect or, to the knowledge of Ward, threatened against Ward; and (iv) no action, suit or complaint, by or before any court, governmental, or administrative agency or commission brought by or on behalf of any employees of the Business, former employee, retiree or labor organization is pending or, to the knowledge of Ward, threatened.


                       IV.   REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer hereby represents and warrants to the Sellers as follows:

        4.1 CORPORATE ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and to carry on its business as now being conducted. The Buyer has delivered to the Sellers complete and correct copies of the Buyer's Certificate of Incorporation and By-Laws, in each case, as amended and in effect on the date hereof. The Buyer is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

        4.2 AUTHORIZATION OF AGREEMENT; NO VIOLATION. The Buyer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The Buyer or its subsidiary designated pursuant to
Section 9.9 (if any) will have, on or prior to the Closing Date, the power to own and operate the Business following its acquisition thereof. As of the Closing Date, the Buyer or its subsidiary designated pursuant to Section 9.9 (if any) will be duly qualified to do business in, and will be in good standing in, the Commonwealth of Pennsylvania. The execution, delivery and performance of this

Agreement and the other agreements and documents to be executed and delivered by the Buyer pursuant to the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer and is a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights. Neither the execution, delivery or performance of this Agreement by the Buyer nor the consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Buyer, (ii) will result in any breach of or default by the Buyer under any provision of any material contract or agreement of any kind to which the Buyer is a party or by which the Buyer is bound or to which the properties or assets of the Buyer are subject, (iii) is prohibited by, or requires the Buyer to obtain or make any consent, authorization, approval, registration or filing under, any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, or (iv) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any of the properties, assets, agreements or contracts of the Business.

        4.3 LITIGATION. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of the Buyer's knowledge, threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Buyer or any of its properties or assets that (i) questions the validity of this Agreement, (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Buyer under this Agreement, or
(iii) would materially adversely affect the ability of the Buyer to conduct the Business after the Closing Date on substantially the same basis as the Business is currently being conducted.

        4.4 THIRD-PARTY CONSENTS. Except for the expiration or early termination of the applicable waiting period under the HSR Act, and except as set forth on
SCHEDULE 4.4, no consent, authorization or approval of, and no filing with, any third parties to any material contract to which it is a party or by which it may be bound or any governmental authority is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

        4.5 BROKERS. Except as set forth on SCHEDULE 4.5, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer directly with the Sellers and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or like payment.

        4.6 FINANCING. Subject to the satisfaction of the conditions in Section 6.2, the Buyer shall have sufficient funds to pay the Purchase Price at the Closing.

                                         V.  COVENANTS

        5.1 ACCESS, INFORMATION AND DOCUMENTS. Pending the Closing, the Sellers will give to the Buyer and to its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of the Business to enable the Buyer to make such examination of the properties, assets, books, records and other documents of the Business as the Buyer may determine, and the Sellers will furnish to the Buyer such information and copies of such documents and records as the Buyer shall reasonably request, but the Buyer shall not have access to the Tax Materials; PROVIDED that the Sellers will be reasonably responsive to requests of the Buyer for access to the Tax Materials on a need to know basis. As part of such examination, the Buyer may make such inquiries of such persons having business relationships with the Sellers in connection with the Business (including, but not limited to, suppliers, licensees, distributors and customers) as the Buyer shall reasonably determine and the Sellers shall cooperate fully with the Buyer in connection therewith. Notwithstanding the foregoing, the Buyer may not conduct any physically intrusive testing on the Owned Real Property prior to the Closing.

        5.2 CONDUCT OF BUSINESS PENDING CLOSING. From the date hereof until the Closing, except as consented to by the Buyer in writing, Ward will:

               (a) continue to maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

               (b) carry on the operations of the Business in a good and diligent manner on an arm's-length basis and substantially in the manner carried on as of the date hereof and not engage in any activity or transaction or make any commitment to purchase or spend in connection with the Business other than in the ordinary course of business as heretofore conducted; provided, however, without the written consent of the Buyer, Ward will not make any commitment to purchase or spend in connection with the Business involving $100,000 or more;

               (c) continue to carry all of the existing insurance of the Business;

               (d) use commercially reasonable efforts to preserve the organization of the Business intact, to keep available to the Buyer the services of the employees and independent contractors of the Business and to preserve for the Buyer Ward's relationships with suppliers, licensees, distributors and customers and others having business relationships with it in connection with the Business;

               (e) maintain the facilities, machinery and equipment of the Business in operating condition and repair, subject only to ordinary wear and tear;

               (f) continue to maintain and keep accurate books and records reflecting the assets and liabilities of the Business;

               (g) not take any action which would be prohibited by Section 3.8; and

               (h) without limiting the foregoing, consult with the Buyer regarding all significant developments, transactions and proposals relating to the Business or the Acquired Assets.

        5.3 CONSENTS AND APPROVALS. Ward shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

        5.4 NO SOLICITATION OF OFFERS. Between the date of this Agreement and the Closing or earlier termination of this Agreement, the Sellers shall, and shall cause their employees and representatives to, deal exclusively with the Buyer in connection with the sale of the Business. Neither Seller nor any employee or representative of either Seller shall directly or indirectly, without the Buyer's prior written consent, solicit, encourage or initiate any offer or proposal from, or engage in any discussions with, or provide any information to, any person other than the Buyer and its affiliates, employees and representatives, concerning any transaction involving the sale of any assets of the EMI Division (other than sales of its products in the ordinary course of business), or a merger, consolidation, liquidation, recapitalization or similar transaction involving the EMI Division (collectively, "ACQUISITION TRANSACTIONS"), nor shall either Seller or any employee or representative accept any proposal with respect to any Acquisition Transaction.

        5.5 CONFIDENTIAL INFORMATION. Unless and until the Closing has been consummated, the terms and conditions of the Confidentiality Agreement dated as of October 23, 1998 among Truck Components Inc., Gunite and Hitachi shall continue as provided therein. An executed copy of such agreement is attached hereto as EXHIBIT 5.5. From the date of this Agreement and continuing after the Closing Date, the Sellers shall hold and shall cause their counsel, accountants, financial advisors, appraisers and investment bankers to hold in confidence any confidential data or information with respect to the Business or the Buyer, except to the extent necessary to comply with any court order or any applicable law, rule or regulation.

        5.6 PRESS RELEASES AND PUBLIC STATEMENTS. Except as required by applicable law, no party hereto shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other party, which approval shall not be unreasonably withheld.

        5.7    OTHER TAX PAYMENTS.

               (a) The Buyer shall pay when due all transfer, realty transfer, stock transfer, sales, use, stamp, documentary, recording and other similar taxes and fees, including any penalties and interest, arising out of or in connection with the consummation of the transactions contemplated by this Agreement (the "TRANSFER TAXES"). Ward shall file all necessary documentation and returns with respect to Transfer Taxes required by law to be filed by Ward. The Buyer, as appropriate, will join in the execution of any such documentation and returns.

               (b) Where property taxes (including, with respect to real property and without limitation, any water or sewer charges, and other taxes or charges incident to the use of the Owned Real Property) applicable to any of the Acquired Assets are attributable to any taxable period that includes but does not end on the Closing Date, the amount of such taxes that are attributable to the Pre-Closing Period shall be the amount of such taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Period and the denominator of which is the entire number of calendar days in such taxable period, and the remainder of such taxes for the taxable period shall be attributable to the Post-Closing Period. The Buyer shall be responsible for the portion of such taxes attributable to the Post-Closing Period, and Ward shall be responsible for the portion of such taxes attributable to the Pre-Closing Period. "Pre-Closing Period" shall mean the portion of the taxable period ending on the Closing Date. "Post-Closing Period" means the portion of the taxable period beginning after the Closing Date.

               (c) After the Closing, Ward and the Buyer shall each, and shall cause their respective subsidiaries and affiliates to, provide the other party with such cooperation and assistance as any of them may reasonably request of another in respect of taxes of the Business; the preparation of any tax return, including amended tax returns or claims for refund in respect of the Business; or the participation in or conduct of any audit or other examination by any taxing authority or judicial or administrative proceeding relating to the liability for taxes of the Business. Such cooperation and information shall include making employees available on a mutually convenient basis to provide explanations of any documents or information provided. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Except as may be required in connection with an audit or examination proceeding or determination relating to taxes, any information obtained pursuant to this Section 5.7(c) shall be kept confidential by the parties hereto. Any errors in calculations or apportionments shall be corrected or adjusted as soon as practicable after the Closing.

        5.8 HSR ACT NOTIFICATION AND REPORT FORM. The Sellers and the Buyer shall each, as soon as practicable, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated in this Agreement. The Sellers and the Buyer have filed the required Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and each shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority for additional information or documentation. The Sellers will, and will cause each of their affiliates to, coordinate and cooperate with the Buyer in exchanging such information and supplying such assistance as may be reasonably requested by the Buyer in connection with such filings and other actions contemplated by this Section 5.8. The HSR Act application fee has been paid by the Buyer.

        5.9  THE  BUYER'S  OBLIGATION  WITH  RESPECT  TO  THE  EMPLOYEES  OF THE
BUSINESS.

               (a) On the Closing Date, the Buyer shall offer employment to each person actively employed by the Business (other than those to be covered by the Service Agreement (as defined in Section 6.1(f))) (the "BUSINESS EMPLOYEES"), except as may be otherwise required by the collective bargaining agreement with the United Steel Workers of America identified on SCHEDULE 3.29(B), at the same base salary and at rates of other compensation substantially the same as the rates applicable to such employees immediately prior to the Closing Date. At the Closing, Ward shall provide the Buyer with a list of all Business Employees as of the Closing Date, which shall be attached as SCHEDULE 5.9. Within ninety (90) days of the Closing Date, the Buyer shall not cause an employment loss, as defined in the Workers Adjustment and Retraining Notification Act, as amended (the "WARN ACT"), in sufficient numbers such that the notice requirement of the WARN Act is applicable. Ward shall terminate the employment of all Business Employees as of the Closing Date. The Buyer and the Sellers agree to cooperate in jointly notifying the Business Employees of the termination of their employment by Ward and the offer of employment by the Buyer. Nothing in this
Section 5.9 shall confer any rights upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns. Other than as specifically provided for, this provision shall in no way affect the Buyer's ability to operate the Business in the future as it deems fit.

                (b) The Buyer shall:

                      (i) credit periods of service prior to the Closing for purposes of determining seniority, eligibility, vesting and benefit entitlement under all benefit plans, programs and policies maintained by the Buyer after the Closing;

                      (ii) cause each Business Employee hired by the Buyer (and his or her eligible dependents) to be covered immediately following the Closing by a group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any preexisting condition of such Business Employee or dependent, and (ii) that provides each such
        Business Employee full credit, for the year during which the Closing occurs, with any deductible already incurred by the Business Employee under the EMI Division's group health plan and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the EMI Division's or the Buyer's group health plan or medical plan;

                      (iii) offer or provide COBRA coverage to any Business Employee or any other former Business Employee or any of their dependents who are entitled to be offered or provided such coverage and have incurred a "qualifying event" on or prior to the Closing Date pursuant to Part 6 of Subtitle B of Title I of ERISA;

                      (iv) assume the EMI Division's obligation to provide any Business Employee or former Business Employee with post-termination life insurance benefits; and

                      (v) as of  the  Closing,  assume  sponsorship  of the  EMI
        Company Hourly 401(k) Savings Plan and the EMI Company Salaried Retirement Savings Plan and be responsible for satisfying all liabilities arising thereunder (and in connection with such assumption, Ward shall take such action as may be necessary to assign the trust agreement under such plans to the Buyer).

               (c) With respect to the collective bargaining agreement with the United Steel Workers of America identified on SCHEDULE 3.29(B), the Buyer agrees that it shall (i) recognize the union that is a party to that agreement and (ii) accept the terms of that agreement, including, without limitation, wages and benefits; PROVIDED, HOWEVER, that the "spring back bonus" provision contained in such agreement shall be modified to the Buyer's reasonable satisfaction prior to the Closing.

               (d) The Sellers shall have the right to retain complete copies of all personnel records of the Business Employees.

        5.10   POST-CLOSING TRANSITION MATTERS.

               (a) Effective as of the Closing, (i) Ward shall retain certain job work from Mitsubishi consisting of the front and rear knuckle and damper fork parts described on SCHEDULE 1.3(K) and (ii) the Buyer agrees that it shall manufacture and supply Ward with its requirements for the manufacturing of such parts for Mitsubishi through July 1999 at the prices and in the quantities set forth on SCHEDULE 5.10(A). The Sellers shall remove the equipment related to this job work held for sale or transfer and referred to in Section 1.3(c) upon the Sellers' request or the Buyer's completion of the work, whichever is sooner.

               (b) Effective as of the Closing, the Buyer agrees that it shall continue to supply customers (other than Palmar, Inc. and Manac, Inc., whom it shall continue to supply from the Closing Date until December 31, 1999 or March 31, 2000, as the case may be, at the prices and in the quantities set forth in the sales agreements referred to in Section 1.2(f)) of Ward for commercially reasonable periods, with customary quantities and at commercially reasonable prices and terms and agrees that it will not terminate any existing customer relationship of Ward on less than three (3) months' notice.

               (c) Effective as of the Closing, the Buyer agrees that it shall service warranty claims for products sold and delivered by Ward prior to the Closing. Ward agrees that it shall reimburse the Buyer for the cost of such warranty claims.

               (d) The Buyer shall not be liable for its failure to perform or for delay in performing any of its obligations under this Section 5.10 to the extent and for so long as such performance is delayed or prevented by fire, flood, wind, earthquake, war embargo, strikes, explosions, riots or other such catastrophic events or uncontrollable acts, or by laws, rules, or regulations of any governmental authority; PROVIDED that the Buyer takes commercially reasonable steps to mitigate the effects of such events and recommences performance after the termination of the effects of such events. Notwithstanding any other provision to the contrary, the Buyer shall not be liable to any party or any respective affiliate or related party for incidental, punitive or consequential damages under this Section 5.10. Nothing in this Section 5.10 shall confer any rights upon any person or entity other than the parties to this Agreement.

               (e) For a period not to exceed three months after the Closing Date, the Buyer shall permit the Treasurer and Corporate Controller of Ward to remain on the premises of the EMI Division for the purpose of performing orderly transition tasks on behalf of the Sellers, including, but not limited to, closing the Closing Date financial results of the EMI Division and implementing various tax reporting, financial reporting and other matters relating to the EMI Division.


                                 VI.   CONDITIONS TO CLOSING

        6.1 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, the failure of any one of which shall excuse the Sellers from consummating such transactions unless any such conditions are waived by the Sellers in writing:

               (a) BUYER'S PERFORMANCE. The representations and warranties of the Buyer contained in this Agreement (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

               (b) OPINION OF COUNSEL. The Sellers shall have received an opinion, dated the Closing Date, of Winston & Strawn, counsel for the Buyer, in form and substance satisfactory to Morgan, Lewis & Bockius LLP, counsel for the Sellers, to the effect that:

                      (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted;

                      (ii) this Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights, (b) that the granting of specific performance is subject to the discretion of a court of equity and (c) insofar as indemnification and contribution provisions may be limited by applicable law;

                      (iii) the execution and delivery of this Agreement by the Buyer and the consummation of the transactions provided for in this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Buyer or, to the best of the knowledge of such counsel, result in any breach of any contract or agreement to which the Buyer is a party or by which the Buyer is bound or to which the properties or assets of it are subject;

                      (iv) no authorization, approval or consent of, or any action by, any United States federal or state court or regulatory authority or by any court or regulatory authority of any foreign jurisdiction that has not been obtained or taken is required for the execution, delivery or performance of this Agreement by the Buyer; and

                      (v) such counsel knows of no litigation, proceeding or investigation pending, threatened or proposed in any manner involving the Buyer or any of their properties or assets or which questions the validity of this Agreement or any action taken or to be taken by the Buyer under this Agreement.

               (c) CONSENTS AND APPROVALS. The Buyer shall have obtained all consents, authorization and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

               (d) LITIGATION. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

               (e) HSR ACT. The applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder shall have expired or been terminated.

               (f) SERVICE AGREEMENT. HM Management Services, Inc. shall have entered into a service agreement with the Buyer (the "SERVICE AGREEMENT") for the management services of certain employees of Ward in the form of EXHIBIT 6.1(F).

               (g) SECRETARY'S CERTIFICATE. The Sellers shall have received a certificate of the Secretary of the Buyer dated the Closing Date and attaching copies (certified by the Secretary of State of Delaware, as appropriate), of the Certificate of Incorporation, By-Laws, good standing certificate and resolutions of the Buyer, certifying as to the incumbency of the officers of the Buyer and representing and warranting that the conditions precedent set forth in Sections 6.1(a), (c) and (d) have been satisfied.

               (h) The Sellers shall have received a certificate of the Buyer, signed by an officer of the Buyer, stating that all of the inventory included in the Acquired Assets is being purchased by the Buyer for purposes of resale.

        6.2 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, the failure of any one of which shall excuse the Buyer from consummating such transactions unless any such conditions are waived by the Buyer in writing:

               (a) SELLERS' PERFORMANCE. The representations and warranties of the Sellers contained in this Agreement (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Sellers shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

               (b) OPINION OF COUNSEL. The Buyer shall have received an opinion, dated the Closing Date, of Morgan, Lewis & Bockius LLP, counsel for the Sellers, in form and substance satisfactory to Winston & Strawn, counsel for the Buyer, to the effect that:

                      (i) each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to carry on its business as now being conducted and, in the case of Ward, to own and operate the property and assets now owned and being operated by it in connection with the Business;

                      (ii) this  Agreement  has been duly executed and delivered by each Seller and is a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights, (b) that the granting of specific performance is subject to the discretion of a court of equity and (c) insofar as indemnification and contribution provisions may be limited by applicable law;

                      (iii) execution and delivery of this Agreement by each Seller and the consummation of the transactions provided for in this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of either Seller or, to the best of the knowledge of such counsel, result in any breach of any contract or agreement to which either Seller is a party or by which either Seller is bound or, in the case of Ward, to which the properties or assets of the Business are subject;

                      (iv) no authorization, approval or consent of, or any action by, any United States federal or state court or regulatory authority or by any court or regulatory authority of any foreign jurisdiction that has not been obtained or taken is required for the execution, delivery or performance of this Agreement by either Seller; and

                      (v) such counsel knows of no litigation, proceeding or investigation pending, threatened or proposed in any manner involving either Seller or any of their properties or assets or which questions the validity of this Agreement or any action taken or to be taken by either Seller under this Agreement.

               (c) NO MATERIAL ADVERSE EFFECT. On the Closing Date, the assets, properties and operations of the Business shall not have been or then be materially and adversely affected in any way as a result of any casualty or disaster, accident, labor dispute, exercise of the power of eminent domain or other governmental act or any other fortuitous event, act of God or the public enemy, nor shall have there occurred any event that has a Material Adverse Effect.

               (d) LITIGATION. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

               (e) CONSENTS AND APPROVALS. The Sellers shall have obtained all consents, authorization and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by them in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including those set forth on SCHEDULE 6.2(E).

               (f) SECRETARY'S CERTIFICATE. The Buyer shall have received a certificate of the Secretary of each Seller dated the Closing Date and attaching copies (certified by the Secretary of State of the state of its incorporation, as appropriate), of the Certificate of Incorporation, By-Laws, good standing certificate and resolutions of such Seller certifying as to the incumbency of the officers of such Seller and representing and warranting that the conditions precedent set forth in Sections 6.2(a), (c) (in the case of Ward), (d) and (e) have been satisfied.

               (g) HSR ACT. The applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder shall have expired or been terminated.

               (h) NON-COMPETITION AGREEMENT. The Sellers shall have entered into a non-competition agreement with the Buyer in the form of EXHIBIT 6.2(H).

               (i) SERVICE AGREEMENT. HM Management Services, Inc. shall have entered into the Service Agreement for the management services of certain employees of Ward in the form of EXHIBIT 6.1(F).

               (j) COLLECTIVE BARGAINING AGREEMENT. The "spring back bonus" provision of the collective bargaining agreement with the United Steel Workers of America shall have been modified to the Buyer's reasonable satisfaction.

               (k) TRANSFER DOCUMENTS. The Sellers shall have delivered to the Buyer at the Closing all documents, certificates and agreements necessary to transfer to the Buyer good and marketable title to the Acquired Assets, free and clear of any and all liens, claims, charges or encumbrances other than Permitted Encumbrances, including, without limitation, a special warranty deed, dated as of the Closing Date, for the conveyance of each parcel of Owned Real Property, together with any necessary transfer declarations or other filings.

               (l) REAL ESTATE. The Buyer shall have received at its expense from a nationally recognized title insurance company (the "TITLE COMPANY") reasonably satisfactory to the Buyer a fee owner's title insurance policy issued to the Buyer with respect to each parcel of Owned Real Property, in each case in form and substance reasonably satisfactory to the Buyer, together with endorsements reasonably requested by the Buyer, in an amount determined by the Buyer, insuring the Buyer and issued as of the Closing Date by the Title Company, showing the Buyer to have a fee simple title to each parcel of Owned Real Property, subject only to Permitted Encumbrances. The Sellers shall have delivered to the Title Company any reasonably required affidavits or indemnities required by the Title Company in connection with the delivery of the owner's title policies.

                                VII. TERMINATION

        7.1 TERMINATION. This Agreement may be terminated as follows:






               (a)  TERMINATION  BY  MUTUAL  CONSENT.   This  Agreement  may  be
terminated at any time prior to the Closing by mutual consent of the Buyer and the Sellers.

               (b) TERMINATION BY THE BUYER. The Buyer may, without liability to the Sellers, terminate this Agreement by notice to the Sellers (i) at any time prior to the Closing if a default shall be made by the Sellers in the observance or in the due and timely performance of any of the material terms hereof to be performed by the Sellers that cannot be cured or remedied to the reasonable satisfaction of the Buyer at or prior to the Closing, (ii) at any time prior to the Closing if there has been a material breach of any representation or warranty of the Sellers set forth in this Agreement, (iii) at any time prior to the Closing if any non-appealable preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, or (iv) if for any reason the Closing shall not have occurred on or before June 15, 1999, so long as the applicable waiting period under the HSR Act has expired, or such later date that is thirty (30) days after the applicable waiting period under the HSR Act has expired.

               (c) TERMINATION BY THE SELLERS. The Sellers may, without liability to the Buyer, terminate this Agreement by notice to the Buyer (i) at any time prior to the Closing if a default shall be made by the Buyer in the observance or in the due and timely performance of any of the material terms hereof to be performed by the Buyer that cannot be cured or remedied to the reasonable satisfaction of the Sellers at or prior to the Closing, (ii) at any time prior to the Closing if there has been a material breach of any representation or warranty of the Buyer set forth in this Agreement, (iii) at any time prior to the Closing if any non-appealable preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, or (iv) if for any reason the Closing shall not have occurred on or before June 15, 1999, so long as the applicable waiting period under the HSR Act has expired, or such later date that is thirty (30) days after the applicable waiting period under the HSR Act has expired.

        7.2 EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties hereto; PROVIDED, HOWEVER, that termination pursuant to Section 7.1(b)(i) or (ii) or 7.1(c)(i) or (ii) shall not relieve the defaulting or breaching party hereunder from any liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination. If this Agreement is terminated pursuant to the provisions of this Article VII, the provisions set forth in Sections 7.2, 9.1 and 9.7 shall survive such termination.


                            VIII. SURVIVAL OF REPRESENTATIONS AND
                                  WARRANTIES; INDEMNIFICATION

        8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Ward or the Buyer in this Agreement shall survive for eighteen (18) months after the Closing Date, except (i) with respect to the representations and warranties made by Ward pursuant to Sections 3.1, 3.2, 3.3 and 3.9(a), which shall survive indefinitely, and with respect to the representations and warranties made by the Buyer pursuant to Sections 4.1 and 4.2, which shall survive indefinitely, (ii) with respect to the representations and warranties made by Ward pursuant to Section 3.12, which shall survive until the expiration of the applicable statute of limitations (including any extension thereof), (iii) with respect to the representations and warranties made by Ward with respect to environmental matters relating to the Properties pursuant to Section 3.17, which shall survive for thirty (30) months after the Closing Date, and (iv) with respect to the representations and warranties made by Ward with respect to environmental matters relating to the Off-site Properties pursuant to Section 3.17, which shall survive for a period of forty-eight (48) months after the Closing Date (the "OFF-SITE ENVIRONMENTAL REPRESENTATIONS"); PROVIDED that such termination shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of any such period.

        8.2    INDEMNIFICATION.

               (a) BY THE SELLERS. The Sellers, jointly and severally,  covenant and agree to defend, indemnify and hold harmless the Buyer and each of its affiliates, directors, officers, agents and employees ("REPRESENTATIVES") from and against, and pay or reimburse promptly the Buyer for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies, orders, directives or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder (collectively, "LOSSES"), resulting from or arising out of:

               (i)    any Excluded Asset or Excluded Liability;

               (ii) any misrepresentation in or breach of any representation or warranty of Ward set forth in this Agreement; and

               (iii) breach of any covenant, agreement or other obligation of the Sellers set forth in this Agreement.

               Notwithstanding the foregoing, (1) the Sellers shall not have any obligation to indemnify or to reimburse the Buyer under Section 8.2(a)(ii) except to the extent such obligation (calculated for these purposes net of insurance proceeds) exceeds in the aggregate $150,000, in which event the Sellers shall reimburse the Buyer for all Losses exceeding $150,000, subject to the limitations set forth herein, and (2) the Sellers' aggregate indemnification obligation to the Buyer with respect to any claims made under Section 8.2(a)(ii) (excluding claims arising out of the Off-site Environmental Representations) shall be $2,000,000. The Sellers' indemnification obligation to the Buyer for claims arising under Sections 8.2(a)(i) and (a)(iii) (calculated for these purposes net of insurance proceeds) shall not be subject to the limitations described in clauses (1) and (2) above, notwithstanding that the Buyer's rights to indemnification could also be claimed under Section 8.2(a)(ii). The Sellers' indemnification obligation to the Buyer for claims arising out of the Off-site Environmental Representations (calculated for these purposes net of insurance proceeds) shall not be subject to the limitations described in clause (2) above, notwithstanding that the Buyer's right to indemnification could also be claimed under Section 8.2(a)(ii).

               (b) Notwithstanding the foregoing, no amounts of indemnity shall be payable with respect to (1) any Losses resulting from any misrepresentation in or breach of any representation or warranty of Ward set forth in this Agreement that either Seller can show was actually known to the Buyer or any of its representatives on or prior to the Closing, (2) any Losses as to which the Buyer had actual knowledge of and a reasonable opportunity to mitigate its Losses, but failed to mitigate such Losses, or (3) any Losses, to the extent such Losses arise from the actions of the Buyer and as to which the Buyer had knowledge, or reasonably should have known, that such actions would create such Losses, except and to the extent where the Buyer is mitigating its Losses. To the extent permitted by law, the Buyer and the Sellers hereby acknowledge and agree that, from and after the Closing, their sole remedy with respect to any and all claims arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII.

               (c) Prior to any proposed sale, distribution or liquidation of all or substantially all of their assets, the Sellers will notify the Buyer in writing thereof (if not previously so notified) and, if requested by the Buyer, shall arrange alternative means of providing for the indemnification obligations of the Sellers set forth in this Section 8.2, in each case in an amount and upon terms and conditions reasonably satisfactory to the Buyer.

               (d) BY THE BUYER. The Buyer will indemnify and hold harmless the Sellers and each of their Representatives from and against, and pay or reimburse promptly the Sellers for, any and all Losses resulting from or arising out of:

               (i)    any Acquired Asset or Assumed Liability;

               (ii) any misrepresentation in or breach of any representation or warranty of the Buyer set forth in this Agreement; and

               (iii) breach of any covenant, agreement or other obligation of the Buyer set forth in this Agreement.

               (e) INDEMNIFICATION PROCEDURES. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "INDEMNIFIED PARTY"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; PROVIDED that (i) the



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



Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party in writing, (ii) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party may participate in such defense at such Indemnified Party's expense and (iv) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend, at the Indemnifying Party's cost, against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 8.2(e) and the records of each shall be available to the other with respect to such defense.

               (f) If the Indemnifying  Party makes any payment pursuant to this
Section 8.2, or otherwise by reason of the transactions contemplated by this Agreement or the other documents executed hereunder under any theory of recovery, the Indemnifying Party shall succeed, to the extent of such payment and to the extent permitted by law, to any rights and remedies of the Indemnified Party to recoup amounts paid from third parties with respect to the matters giving rise to indemnification hereunder.


                                     IX.  OTHER PROVISIONS

        9.1 EXPENSES. The Sellers and the Buyer shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

        9.2 SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

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
        9.3    NOTICES.







               (a) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by telecopy or telegram and, in any such case, addressed as follows:

                      if to the Buyer, to:

                      Gunite Corporation
                      302 Peoples Avenue
                      Rockford, Illinois 61104
                      Attention: Thomas W. Cook

                      Phone: (815) 964-3301
                      Fax: (815) 964-5961

                      with a copy to:

                      Winston & Strawn
                      35 West Wacker Drive
                      Chicago, Illinois 60601-9703
                      Attention: Robert F. Wall, Esq.

                      Phone: (312) 558-5600
                      Fax: (312) 558-5700

                      if to the Sellers, to:

                      Hitachi Metals America, Ltd.
                      2400 Westchester Avenue
                      Purchase, NY  10577
                      Attention:  Vice President and Controller

                      Phone:  (914) 694-9200
                      Fax:  (914) 694-1575




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



                      with a copy to:

                      Morgan, Lewis & Bockius LLP
                      101 Park Avenue
                      New York, New York 10178
                      Attention:  Alan J. Neuwirth, Esq.

                      Phone:  (212) 309-6064
                      Fax:  (212) 309-6273

or, in each case, at such other address as may be specified in writing to the other parties hereto.

               (b) All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered, and (iv) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

        9.4 HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

        9.5 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto), when executed and delivered, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        9.6   COUNTERPARTS.   This   Agreement   may  be   executed  in  several
counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        9.7 GOVERNING LAW AND CHOICE OF FORUM. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. ANY AND ALL LITIGATION CONCERNING ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE FILED AND MAINTAINED ONLY IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF PENNSYLVANIA. THE BUYER AND THE SELLERS HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND AGREE TO MAINTAIN AT ALL TIMES A CURRENT ADDRESS IN THE STATE OF PENNSYLVANIA FOR SERVICE OF PROCESS, AND AGREE THAT THE MAILING OF SUCH SERVICE OF PROCESS TO SUCH ADDRESS BY U.S. MAIL, POSTAGE PREPAID, SHALL CONSTITUTE EFFECTIVE SERVICE OF PROCESS IN ANY SUCH PROCEEDING.




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



        9.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

        9.9 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto; PROVIDED that the Buyer may assign this Agreement or any part thereof to any subsidiary of the Buyer; PROVIDED, FURTHER, that no assignment to any such subsidiary shall in any way affect the Buyer's obligations or liabilities under this Agreement (it being understood and agreed that in the event such subsidiary shall fail to perform any of its obligations under this Agreement after such designation, the Sellers shall be entitled to seek such performance from the Buyer without the necessity of pursuing any remedies against such subsidiary other than making demand on such subsidiary for such performance).

        9.10 NO THIRD PARTY BENEFICIARIES. Except as provided in Article VIII with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

        9.11 AMENDMENT; WAIVERS; REMEDIES. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

        9.12 CERTAIN DEFINITIONS. For purposes of this Agreement, "to the knowledge of Ward", "to Ward's knowledge", "to the best knowledge of Ward" or "to the best of Ward's knowledge" and words of similar import shall mean the knowledge of Ward and the EMI Division.

                                   [signature page follows]



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


               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                            GUNITE CORPORATION


                                            By:________________________________
                                            Name:  Thomas W. Cook
                                            Title:  President


                                            GUNITE ACQUISITION CORP.


                                            By:________________________________
                                            Name:  Thomas W. Cook
                                            Title:  President


                                            HITACHI METALS AMERICA, LTD.


                                            By:_________________________________
                                            Name:  Masanobu Sakae
                                            Title:  President and Chief
                                                    Executive Officer


                                            WARD MANUFACTURING, INC.


                                            By:_________________________________
                                            Name: Stephen A. Rhodes
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer




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